NEWS
Tim Jerzyk
Senior Vice President, Investor Relations

Yum! Brands Announces Full-Year 2012 EPS Growth of 13%, or $3.25 Per Share, Excluding Special Items;
Opens a Record 1,976 New International Restaurants;
Adverse Publicity Regarding Poultry Supply Continues to Significantly Impact China KFC Sales

Louisville, KY (February 4, 2013) - Yum! Brands Inc. (NYSE: YUM) today reported results for the fourth quarter ended December 29, 2012 including EPS of $0.83, excluding Special Items. Reported EPS was $0.72 for the quarter and $3.38 for the year.

FULL-YEAR HIGHLIGHTS

●	Worldwide system sales grew 5%, prior to foreign currency translation.
○
Worldwide system sales growth was 8%, excluding the 2011 divestiture of Long John Silver's (LJS) and A&W All American Restaurants (A&W), the 53rd-week impact and the acquisition of Little Sheep, including 17% in China, 7% at Yum! Restaurants International (YRI) and 5% in the U.S. The 2011 fourth-quarter and full-year results reflect the benefit of an additional (53rd) week.

●	Same-store sales grew 4% in China, 3% at YRI and 5% in the U.S.
●	Worldwide restaurant margin increased 0.6 percentage points to 16.6%.
●	Worldwide operating profit grew 12%, prior to foreign currency translation.
●
Record international development with 1,976 new restaurants opened, including 889 new units in China, 949 new units at YRI and 138 in India Division; 83% of this development occurred in emerging markets.

FOURTH-QUARTER HIGHLIGHTS

●	China Division KFC same-store sales turned sharply negative during the last two weeks of December as a result of adverse publicity from the poultry supply situation.
●	Worldwide system sales were flat, prior to foreign currency translation.
○ Worldwide system sales growth was 5%, excluding the 2011 divestiture of LJS and A&W, the 53rd week impact and the acquisition of Little Sheep, including 7% in China, 7% at YRI and 3% in the U.S.
●	Same-store sales grew 3% at YRI and 3% in the U.S. Same-store sales declined 6% in China.
●	Worldwide restaurant margin increased 0.1 percentage point to 14.4%.
●	Worldwide operating profit grew 6%, prior to foreign currency translation. Operating profit grew 10% at YRI, declined 5% in China and declined 5% in the U.S.
○ Excluding the 53rd-week impact, worldwide operating profit grew 11%, including 15% at YRI and 5% in the U.S.

The current negative sales trend in our China KFC business will adversely impact 2013 EPS. See next page for details.

	Fourth Quarter			Full Year
	2012	2011	% Change	2012	2011	% Change
EPS Excluding Special Items	$0.83	$0.75	10%	$3.25	$2.87	13%
Special Items Gain/(Loss)[1]	$(0.11)	$0.00	NM	$0.13	$(0.13)	NM
EPS	$0.72	$0.75	(3)%	$3.38	$2.74	23%
1 See Reconciliation of Non-GAAP Measurements to GAAP Results for further detail of the Special Items. Special Items for 2012 are primarily related to the U.S. pension settlement charge, Little Sheep acquisition gain, U.S. refranchising gains and loss on refranchising of our Pizza Hut UK Dine-in restaurants.

Note: All comparisons are versus the same period a year ago and exclude Special Items unless noted.

Yum! Brands, Inc. • 1900 Colonel Sanders Lane • Louisville, KY 40213
Tel 502 874-8006 • Fax 502 874-2410 • Web Site www.yum.com/investors

CHINA UPDATE
KFC sales in the last two weeks of the fourth quarter were significantly impacted by the intense media attention surrounding an investigation by the Shanghai FDA (SFDA) into poultry supply management at Yum! China. The investigation was prompted by a report broadcast on China's national television (CCTV), which aired on December 18, 2012. The report showed that a few poultry farmers were ignoring laws and regulations by using excessive levels of antibiotics in chicken. Regrettably, some of this product was purchased by two poultry suppliers of KFC China. The investigation caused further media attention, including social media commentary, and this negatively affected consumer perceptions of poultry safety, and KFC in particular.

On January 25, 2013, the SFDA concluded its investigation and released its recommendations. We appreciate their thorough and diligent review. The SFDA identified issues and provided “Supervisory Recommendations” to Yum! China to strengthen our poultry supply chain practices including refined voluntary self testing procedures, improved reporting and communications and enhanced supplier management. Our team in China has taken a comprehensive review of our current system and is in the process of incorporating all of the SFDA's recommendations. We have always recognized the importance of building a world-class supply chain in China, which is why we have implemented a wide range of quality assurance and testing practices over the years above legal and regulatory standards. The SFDA's recommendations will further strengthen those practices. The SFDA did not bring a case against Yum! China and no fine was assessed.

The past seven weeks of media attention have been intense and negative towards the KFC brand image. Even though this is a very disappointing setback, we are more committed than ever to continue to strengthen our efforts, restore the confidence of our customers and win back their brand loyalty. To that end, the China team will soon be launching a brand reputation quality campaign to re-assure consumers of our high quality food, along with aggressive marketing plans.

2013 OUTLOOK
We are confident the YRI and U.S. businesses will deliver annual operating profit growth consistent with our ongoing growth model. Given current uncertainties related to KFC sales in China, it is difficult to confidently forecast our overall financial performance. We have made the assumption that KFC China same-store sales will improve as the year progresses and will be positive in the fourth quarter. With these assumptions, we estimate a mid-single digit EPS decline in 2013 versus prior year, excluding Special Items. This includes an expectation for a significant decline in EPS performance in the first half of the year followed by EPS growth in the second half.

The first quarter for our China business includes only the months of January and February and is highly impacted by consumer spending during the Chinese New Year holiday. The timing of this holiday changes each year. This year it is important to note that while the timing impact of Chinese New Year is neutral to our first quarter, there is a significant negative impact to January sales and a corresponding significant benefit to February sales due to the timing of this week-long holiday. We expect that the underlying performance of our China business will remain relatively unchanged for the balance of the first quarter, with a same-store sales decline of approximately 25% for January and February combined (China's first quarter).

DAVID NOVAK COMMENTS
David C. Novak, Chairman and CEO, said, “We delivered full-year 2012 EPS growth of 13% or $3.25 per share, excluding Special Items. This marks the 11th consecutive year we delivered at least 13% growth, which puts us in an elite group of high-growth companies. We also take satisfaction with our record level of international development in 2012 which lays the foundation for future growth and makes Yum! a leader in emerging market development. With new-unit development at the core of our growth model and the continued rapid expansion of the consuming class overseas, we believe our opportunity for long-term growth has never been better.

We are obviously proud of our track record of achieving double-digit EPS growth, and I am as confident as ever we can deliver this performance over the long term. However, as a result of adverse publicity from the poultry supply situation in mid-December, China KFC sales experienced a sharp decline. Due to continued negative same-store sales and our assumption that it will take time to recover consumer confidence, we no longer expect to achieve EPS growth in 2013.

Although we cannot predict how long it will take to restore sales, we are steadfast in our belief that the power and popularity of the KFC brand in China will ultimately drive a full sales recovery. Having weathered other storms in the past, we know that our brands are resilient. As a result, we will stay the course with our target to develop at least 700 new units in 2013 in China to lay the foundation for future growth, and will not let this event detract from our unparalleled China growth opportunity.

Our growth strategies are unchanged, in China, Yum! Restaurants International, India and the U.S. With our category-leading brands and outstanding people capability, I'm confident we will bounce back strongly and restore our track record of double-digit EPS growth in the years ahead.”

CHINA DIVISION

	Fourth Quarter				Full Year [1]
			% Change				% Change
	2012	2011	Reported	Ex F/X	2012	2011	Reported	Ex F/X
System Sales Growth			+12	+11			+23	+20
Same-Store Sales Growth (%)	(6)	+21	NM	NM	+4	+19	NM	NM
Restaurant Margin (%)	13.9	15.8	(1.9)	(1.9)	18.1	19.7	(1.6)	(1.6)
Operating Profit ($MM)	203	210	(3)	(5)	1,015	908	+12	+9
1 The second quarter of 2012 is the first quarter to include the consolidated operating results of Little Sheep.

●	China Division KFC same-store sales turned sharply negative during the last two weeks of December as a result of adverse publicity from the China poultry supply situation.

●	China system sales increased 20% for the year and 11% in the fourth quarter, prior to foreign currency translation.
○	KFC same-store sales grew 3% for the year and declined 8% in the fourth quarter.
○	Pizza Hut Casual Dining same-store sales grew 10% for the year and 7% in the fourth quarter.
●
We estimate the timing of Chinese New Year had a negative mid teen impact on January same-store sales growth for both KFC and Pizza Hut Casual Dining. We expect this negative impact of Chinese New Year to reverse in February. January 2013 estimated same-store sales declined 37%, including 41% for KFC and 15% at Pizza Hut Casual Dining.

●	China opened a record 889 new units during the year, including 369 in the fourth quarter.

China Units	Q4 2012	% Change[2]
Traditional Restaurants[1]	5,275	+17
KFC	4,260	+15
Pizza Hut Casual Dining	826	+32
1 Total includes Pizza Hut Home Service and East Dawning; excludes Little Sheep units
2 Annual Rate of Change excludes Little Sheep units for comparability of core business

●
Restaurant margin decreased 1.6 percentage points to 18.1% for the year, driven by wage rate inflation of 10%, commodity inflation of 1% and higher start-up costs from an increased pace of development. Restaurant margin decreased 1.9 percentage points to 13.9% in the fourth quarter, driven by a decline in same-store transactions.

●	Foreign currency translation positively impacted operating profit by $26 million for the year and $3 million in the quarter.

●
For the year, the Little Sheep acquisition had a positive impact of 3 percentage points on system sales growth, a negative impact of 0.4 percentage points on restaurant margin and a negative impact of 1 percentage point on operating profit. For the quarter, the Little Sheep acquisition had a positive impact of 4 percentage points on system sales growth, a negative impact of 0.3 percentage points on restaurant margin and a negligible impact on operating profit.

YUM! RESTAURANTS INTERNATIONAL (YRI) DIVISION

	Fourth Quarter				Full Year
			% Change				% Change
	2012	2011	Reported	Ex F/X	2012	2011	Reported	Ex F/X
Traditional Restaurants	14,500	13,987	+4	NA	14,500	13,987	+4	NA
System Sales Growth			+1	+3			+2	+5
Restaurant Margin (%)	14.1	11.9	2.2	2.2	12.9	12.4	0.5	0.5
Franchise & License Fees ($MM)	283	268	+5	+8	879	851	+3	+7
Operating Profit ($MM)	224	206	+8	+10	715	673	+6	+10
Operating Margin (%)	21.6	20.3	1.3	1.4	21.8	21.1	0.7	0.7

●
YRI Division system sales increased 5% for the year and 3% in the fourth quarter, prior to foreign currency translation. The system sales increases were driven by record new-unit development and 3% same-store sales growth for both the quarter and the year.

	○	The 2011 divestiture of LJS / A&W and 53rd week had a negative impact of 2% on system sales for the year.
	○	Emerging markets system sales grew 12% for the year, driven by 7% same-store sales growth and 7% unit growth.
	○	Developed markets system sales grew 1% for the year, driven by 1% same-store sales growth and 1% unit growth.
●	YRI opened a record 949 new units in 78 countries. This included 473 new units in the fourth quarter.
	○	For the year, 617 new units were opened in emerging markets.
	○	Our franchise partners opened 92% of all new units.
●	Foreign currency negatively impacted operating profit by $26 million for the year and $5 million in the fourth quarter.
●	The 2011 divestiture of LJS / A&W had a negative impact of 1% on operating profit growth for the year.

YRI MARKETS[1]		SYSTEM Sales Growth Ex F/X and Ex 53rd Week
	Percent of YRI[2]	Fourth Quarter (%)	Full Year (%)
Franchise
Asia (ex Japan)	16%	+1	+2
Japan	10%	(4)	(2)
Latin America	11%	+9	+9
Middle East	8%	+10	+11
Continental Europe	7%	+2	+4
Canada	6%	+1	Flat

Combined Company / Franchise
UK	12%	+3	+4
Australia / New Zealand	11%	+4	+2
Thailand	2%	+20	+14
Korea	2%	+16	+11

Key Growth
Africa	7%	+21	+17
France	4%	+5	+8
Germany / Netherlands	2%	+12	+11
Russia	2%	+47	+46
1    See website www.yum.com under tab "Investors" for a list of the countries within each of the YRI markets.
2     Percentage of Total YRI System Sales for Full Year 2012.

U.S. DIVISION

	Fourth Quarter			Full Year
	2012	2011	% Change	2012	2011	% Change
Same-Store Sales Growth (%)	+3	+1	NM	+5	(1)	NM
Restaurant Margin (%)	16.7	13.4	3.3	16.3	12.1	4.2
Franchise and License Fees ($MM)	247	252	(2)	802	786	+2
Operating Profit ($MM)	180	191	(5)	666	589	+13
Operating Margin (%)	19.0	16.1	2.9	19.9	15.5	4.4

●
U.S. Division same-store sales increased 5% for the year, including growth of 8% at Taco Bell, 3% at Pizza Hut and 3% at KFC. In the fourth quarter, same-store sales increased 3%, driven by growth of 5% at Taco Bell, 4% at KFC and offset by a decline of 1% at Pizza Hut.

●	Restaurant margin increased 4.2 percentage points for the year, driven primarily by strong sales leverage. In the fourth quarter, restaurant margin increased 3.3 percentage points.

●	Positive net-unit development of 21 units for the year.

●
The 2011 divestiture of LJS / A&W and the 53rd week negatively impacted franchise and license fees by 7 percentage points and operating profit by 1 percentage point for the year; and negatively impacted franchise and license fees by 10 percentage points and operating profit by 12 percentage points for the quarter.

INDIA DIVISION

●
India Division system sales increased 29% for the year and 24% for the fourth quarter, prior to foreign currency translation. The system sales increase was driven by unit growth of 27% and same-store sales growth of 5% for the year.

India Units	Q4 2012	% Change[1]
Traditional Restaurants[2]	593	+27
KFC	280	+38
Pizza Hut Casual Dining	181	+9
Pizza Hut Home Service	129	+37
1 Annual rate of change
2 Total includes 3 Taco Bell units

OWNERSHIP / SPECIAL ITEMS UPDATE

●
For the year in the U.S., we refranchised 468 units for proceeds of $311 million, primarily related to Taco Bell. We recorded pre-tax U.S. refranchising gains of $122 million in Special Items. At fiscal year end, our company ownership in the U.S. is 11%.

●
During the quarter, we refranchised our Pizza Hut UK Dine-In business, which included 331 units. This resulted in a Special Items charge of $46 million for the quarter. At fiscal year end, our company ownership at YRI is 8%.

●
During the quarter, in an effort to reduce ongoing volatility and administration expense in connection with the Company's U.S. pension obligation, the Company offered certain former employees the limited opportunity to voluntarily elect an early payout of their pension benefits funded from existing pension plan assets. As a result of the program, we recorded a pre-tax non-cash pension settlement charge of $84 million in Special Items for the quarter.

OTHER ITEMS UPDATE

●	For the year, worldwide effective tax rate, prior to Special Items, increased 1.6 percentage points to 25.8%.
●	Increased annual dividend rate to $1.34 per share. This 18% increase marked the eighth consecutive year the dividend increased at a double-digit percentage rate.
●	For the year, we repurchased 14.9 million shares totaling $985 million at an average of $66. In the quarter, we repurchased 4.1 million shares for $283 million at an average price of $69.

CONFERENCE CALL
Yum! Brands Inc. will host a conference call to review the company's financial performance and strategies at 9:15 a.m. Eastern Time Tuesday, February 5, 2013. The number is 877/815-2029 for U.S. callers and 706/645-9271 for international callers.

The call will be available for playback beginning at noon Eastern Time Tuesday, February 5, through midnight Tuesday, February 19, 2013. To access the playback, dial 855/859-2056 in the United States and 404/537-3406 internationally. The playback pass code is 92461813.

The webcast and the playback can be accessed via the internet by visiting Yum! Brands' Web site, www.yum.com/investors and selecting “Q4 2012 Earnings Conference Call” under “Investment Events.” A podcast will be available within 24 hours.

ADDITIONAL INFORMATION ONLINE
Quarter end dates for each division, restaurant-count details and definitions of terms are available online at www.yum.com under “Investors”.

This announcement, any related announcements and the related webcast may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend all forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Our forward-looking statements are subject to risks and uncertainties, which may cause actual results to differ materially from those projected. Factors that can cause our actual results to differ materially include, but are not limited to: food borne-illness or food safety issues; economic and political conditions in the countries where we operate; currency exchange and interest rates; commodity, labor and other operating costs; our ability to secure and maintain distribution and adequate supply to our restaurants; the effectiveness of our operating initiatives and marketing; the success of our strategies for refranchising and international development; the continued viability and success of our franchise and license operators; publicity that may impact our business and/or industry; pending or future legal claims; the impact of any widespread illness; our effective tax rates; our actuarially determined casualty loss estimates; government regulations; accounting policies and practices; and competition, consumer preferences or perceptions. You should consult our filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk Factors” and “Forward-Looking Statements” in our Annual Report on Form 10-K) for additional detail about factors that could affect our financial and other results. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date hereof. We are not undertaking to update any of these statements.

Yum! Brands, Inc., based in Louisville, Kentucky, is the world's largest restaurant company in terms of system restaurants with over 39,000 restaurants in more than 120 countries and territories. Yum! is ranked #213 on the Fortune 500 List with revenues of more than $12 billion in 2011. The Company's restaurant brands - KFC, Pizza Hut and Taco Bell - are the global leaders of the chicken, pizza and Mexican-style food categories. Outside the United States, the Yum! Brands system opened approximately five new restaurants each day of the year, making it a leader in international retail development.

Analysts are invited to contact
Tim Jerzyk, Senior Vice President Investor Relations, at 888/298-6986
Steve Schmitt, Senior Director Investor Relations, at 888/298-6986
Members of the media are invited to contact
Amy Sherwood, Vice President Public Relations, at 502/874-8200

YUM! Brands, Inc.
Consolidated Summary of Results
(amounts in millions, except per share amounts)
(unaudited)

	Quarter		% Change	Year		% Change
	12/29/12	12/31/11	B/(W)	12/29/12	12/31/11	B/(W)

Company sales	$3,585	$3,557	1	$11,833	$10,893	9
Franchise and license fees and income	568	554	2	1,800	1,733	4
Total revenues	4,153	4,111	1	13,633	12,626	8

Company restaurant expenses, net
Food and paper	1,162	1,209	4	3,874	3,633	(7)
Payroll and employee benefits	834	809	(3)	2,620	2,418	(8)
Occupancy and other operating expenses	1,070	1,026	(4)	3,358	3,089	(9)
Company restaurant expenses	3,066	3,044	(1)	9,852	9,140	(8)

General and administrative expenses	560	499	(12)	1,510	1,372	(10)
Franchise and license expenses	49	41	(21)	133	145	8
Closures and impairment (income) expenses	28	22	(23)	37	135	73
Refranchising (gain) loss	(37)	3	NM	(78)	72	NM
Other (income) expense	(18)	(5)	NM	(115)	(53)	NM
Total costs and expenses, net	3,648	3,604	(1)	11,339	10,811	(5)

Operating Profit	505	507	(1)	2,294	1,815	26
Interest expense, net	42	46	11	149	156	5
Income before income taxes	463	461	—	2,145	1,659	29
Income tax provision	127	104	(22)	537	324	(66)
Net income - including noncontrolling interests	336	357	(6)	1,608	1,335	20
Net income - noncontrolling interests	(1)	1	NM	11	16	35
Net income - YUM! Brands, Inc.	$337	$356	(5)	$1,597	$1,319	21

Effective tax rate	27.5%	22.6%	(4.9 ppts.)	25.0%	19.5%	(5.5 ppts.)

Effective tax rate before special items	26.4%	26.7%	0.3 ppts.	25.8%	24.2%	(1.6 ppts.)

Basic EPS Data
EPS	$0.74	$0.77	(4)	$3.46	$2.81	23
Average shares outstanding	457	465	2	461	469	2

Diluted EPS Data
EPS	$0.72	$0.75	(3)	$3.38	$2.74	23
Average shares outstanding	468	477	2	473	481	2

Dividends declared per common share	$0.67	$0.57		$1.24	$1.07

See accompanying notes.

 Percentages may not recompute due to rounding.

YUM! Brands, Inc.
CHINA DIVISION Operating Results
(amounts in millions)
(unaudited)

	Quarter		% Change	Year		% Change
	12/29/12	12/31/11	B/(W)	12/29/12	12/31/11	B/(W)

Company sales	$2,105	$1,853	14	$6,797	$5,487	24
Franchise and license fees and income	31	27	16	101	79	29
Total revenues	2,136	1,880	14	6,898	5,566	24

Company restaurant expenses, net
Food and paper	701	673	(4)	2,312	1,947	(19)
Payroll and employee benefits	444	334	(33)	1,259	890	(41)
Occupancy and other operating expenses	668	553	(21)	1,993	1,568	(27)
	1,813	1,560	(16)	5,564	4,405	(26)
General and administrative expenses	121	104	(15)	334	275	(21)
Franchise and license expenses	3	1	(81)	9	4	NM
Closures and impairment (income) expenses	5	9	46	9	12	23
Other (income) expense	(9)	(4)	72	(33)	(38)	(15)
	1,933	1,670	(16)	5,883	4,658	(26)
Operating Profit	$203	$210	(3)	$1,015	$908	12

Company sales	100.0%	100.0%		100.0%	100.0%
Food and paper	33.3	36.3	3.0 ppts.	34.1	35.5	1.4 ppts.
Payroll and employee benefits	21.1	18.1	(3.0 ppts.)	18.5	16.2	(2.3 ppts.)
Occupancy and other operating expenses	31.7	29.8	(1.9 ppts.)	29.3	28.6	(0.7 ppts.)
Restaurant margin	13.9%	15.8%	(1.9 ppts.)	18.1%	19.7%	(1.6 ppts.)

Operating margin	9.5%	11.2%	(1.7 ppts.)	14.7%	16.3%	(1.6 ppts.)

See accompanying notes.

Percentages may not recompute due to rounding.

YUM! Brands, Inc.
YUM! RESTAURANTS INTERNATIONAL DIVISION Operating Results
(amounts in millions)
(unaudited)

	Quarter		% Change	Year		% Change
	12/29/12	12/31/11	B/(W)	12/29/12	12/31/11	B/(W)

Company sales	$751	$757	(1)	$2,402	$2,341	3
Franchise and license fees and income	283	268	5	879	851	3
Total revenues	1,034	1,025	1	3,281	3,192	3

Company restaurant expenses, net
Food and paper	246	245	(1)	787	743	(6)
Payroll and employee benefits	184	195	6	599	608	2
Occupancy and other operating expenses	215	228	5	705	700	(1)
	645	668	3	2,091	2,051	(2)
General and administrative expenses	139	137	(1)	414	400	(3)
Franchise and license expenses	16	15	(23)	50	51	—
Closures and impairment (income) expenses	17	4	NM	19	22	15
Other (income) expense	(7)	(5)	46	(8)	(5)	55
	810	819	1	2,566	2,519	(2)
Operating Profit	$224	$206	8	$715	$673	6

Company sales	100.0%	100.0%		100.0%	100.0%
Food and paper	32.7	32.2	(0.5 ppts.)	32.8	31.7	(1.1 ppts.)
Payroll and employee benefits	24.5	25.8	1.3 ppts.	24.9	26.0	1.1 ppts.
Occupancy and other operating expenses	28.7	30.1	1.4 ppts.	29.4	29.9	0.5 ppts.
Restaurant margin	14.1%	11.9%	2.2 ppts.	12.9%	12.4%	0.5 ppts.

Operating margin	21.6%	20.3%	1.3 ppts.	21.8%	21.1%	0.7 ppts.

See accompanying notes.

Percentages may not recompute due to rounding.

YUM! Brands, Inc.
UNITED STATES DIVISION Operating Results
(amounts in millions)
(unaudited)

	Quarter		% Change	Year		% Change
	12/29/12	12/31/11	B/(W)	12/29/12	12/31/11	B/(W)

Company sales	$700	$925	(24)	$2,550	$3,000	(15)
Franchise and license fees and income	247	252	(2)	802	786	2
Total revenues	947	1,177	(20)	3,352	3,786	(11)

Company restaurant expenses, net
Food and paper	203	283	28	740	917	19
Payroll and employee benefits	202	277	27	751	912	18
Occupancy and other operating expenses	179	242	26	643	809	21
	584	802	27	2,134	2,638	19
General and administrative expenses	145	148	2	467	450	(4)
Franchise and license expenses	30	26	(14)	74	92	20
Closures and impairment (income) expenses	6	11	47	9	21	58
Other (income) expense	2	(1)	NM	2	(4)	NM
	767	986	22	2,686	3,197	16
Operating Profit	$180	$191	(5)	$666	$589	13

Company sales	100.0%	100.0%		100.0%	100.0%
Food and paper	29.0	30.5	1.5 ppts.	29.0	30.5	1.5 ppts.
Payroll and employee benefits	28.9	29.9	1.0 ppts.	29.5	30.4	0.9 ppts.
Occupancy and other operating expenses	25.4	26.2	0.8 ppts.	25.2	27.0	1.8 ppts.
	16.7%	13.4%	3.3 ppts.	16.3%	12.1%	4.2 ppts.

Operating margin	19.0%	16.1%	2.9 ppts.	19.9%	15.5%	4.4 ppts.

See accompanying notes.

Percentages may not recompute due to rounding.

YUM! Brands, Inc.
Consolidated Balance Sheets
(amounts in millions)

	(unaudited)
	12/29/12	12/31/11
ASSETS
Current Assets
Cash and cash equivalents	$776	$1,198
Accounts and notes receivable, less allowance: $12 in 2012 and $22 in 2011	301	286
Inventories	313	273
Prepaid expenses and other current assets	272	338
Deferred income taxes	111	112
Advertising cooperative assets, restricted	136	114
Total Current Assets	1,909	2,321

Property, plant and equipment, net of accumulated depreciation and amortization of $3,139 in
2012 and $3,225 in 2011	4,250	4,042
Goodwill	1,034	681
Intangible assets, net	690	299
Investments in unconsolidated affiliates	72	167
Restricted cash	—	300
Other assets	575	475
Deferred income taxes	481	549
Total Assets	$9,011	$8,834

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable and other current liabilities	$1,945	$1,874
Income taxes payable	97	142
Short-term borrowings	10	320
Advertising cooperative liabilities	136	114
Total Current Liabilities	2,188	2,450

Long-term debt	2,932	2,997
Other liabilities and deferred credits	1,579	1,471
Total Liabilities	6,699	6,918

Redeemable noncontrolling interest	59	—

Shareholders' Equity
Common stock, no par value, 750 shares authorized; 451 shares and 460 shares issued in 2012 and 2011, respectively	—	18
Retained earnings	2,286	2,052
Accumulated other comprehensive income (loss)	(132)	(247)
Total Shareholders' Equity - YUM! Brands, Inc.	2,154	1,823
Noncontrolling interests	99	93
Total Shareholders' Equity	2,253	1,916
Total Liabilities, Redeemable Noncontrolling Interest and Shareholders' Equity	$9,011	$8,834
 See accompanying notes.

YUM! Brands, Inc.
Consolidated Statements of Cash Flows
(amounts in millions)
(unaudited)

	Year
	12/29/2012	12/31/2011
Cash Flows - Operating Activities
Net income - including noncontrolling interests	$1,608	$1,335
Depreciation and amortization	645	628
Closures and impairment (income) expenses	37	135
Refranchising (gain) loss	(78)	72
Contributions to defined benefit pension plans	(119)	(63)
YUM Retirement Plan settlement charge	84	—
Gain upon acquisition of Little Sheep	(74)	—
Deferred income taxes	28	(137)
Equity income from investments in unconsolidated affiliates	(47)	(47)
Distributions of income received from unconsolidated affiliates	41	39
Excess tax benefit from share-based compensation	(98)	(66)
Share-based compensation expense	50	59
Changes in accounts and notes receivable	(18)	(39)
Changes in inventories	9	(75)
Changes in prepaid expenses and other current assets	(14)	(25)
Changes in accounts payable and other current liabilities	9	144
Changes in income taxes payable	126	109
Other, net	105	101
Net Cash Provided by Operating Activities	2,294	2,170

Cash Flows - Investing Activities
Capital spending	(1,099)	(940)
Proceeds from refranchising of restaurants	364	246
Acquisitions	(543)	(81)
Changes in restricted cash	300	(300)
Other, net	(27)	69
Net Cash Used in Investing Activities	(1,005)	(1,006)

Cash Flows - Financing Activities
Proceeds from long-term debt	—	404
Repayments of long-term debt	(282)	(666)
Short-term borrowings, three months or less, net	—	—
Revolving credit facilities, three months or less, net	—	—
Repurchase shares of Common Stock	(965)	(752)
Excess tax benefit from share-based compensation	98	66
Employee stock option proceeds	62	59
Dividends paid on Common Stock	(544)	(481)
Other, net	(85)	(43)
Net Cash Used in Financing Activities	(1,716)	(1,413)
Effect of Exchange Rate on Cash and Cash Equivalents	5	21
Net Decrease in Cash and Cash Equivalents	(422)	(228)
Cash and Cash Equivalents - Beginning of Year	1,198	1,426
Cash and Cash Equivalents - End of Year	$776	$1,198
See accompanying notes.

Reconciliation of Non-GAAP Measurements to GAAP Results
(amounts in millions, except per share amounts)
(unaudited)

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") throughout this document, the Company has provided non-GAAP measurements which present operating results in 2012 and 2011 on a basis before Special Items.  Included in Special Items are the U.S. refranchising gain (loss), the YUM Retirement Plan settlement charge, the gain on the acquisition of Little Sheep, losses associated with the refranchising of the Pizza Hut UK dine-in business and the losses, other costs and tax benefits in 2011 relating to our divestiture of the Long John Silver's ("LJS") and A&W All-American Food Restaurants ("A&W") brands. These amounts are described in (d), (e), (f), (g) and (h) in the accompanying notes. Other Special Items include the depreciation reductions from Pizza Hut UK and KFC U.S. restaurants impaired upon our decision or offer to refranchise that remained Company stores for some or all of the periods presented, gains from sales of real estate related to our previously refranchised Mexico business and charges relating to U.S. General and Administrative ("G&A") productivity initiatives and realignment of resources.

The Company uses earnings before Special Items as a key performance measure of results of operations for the purpose of evaluating performance internally and Special Items are not included in any of our segment results.  This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP.  Rather, the Company believes that the presentation of earnings before Special Items provides additional information to investors to facilitate the comparison of past and present operations, excluding items in 2012 and 2011 that the Company does not believe are indicative of our ongoing operations due to their size and/or nature.

	Quarter		Year
	12/29/12	12/31/11	12/29/12	12/31/11
Detail of Special Items
U.S. Refranchising gain (loss)(d)	$69	$(14)	$122	$(17)
YUM Retirement Plan settlement charge(e)	(84)	—	(84)	—
Gain upon acquisition of Little Sheep(f)	—	—	74	—
Loss associated with the refranchising of the Pizza Hut UK dine-in business(g)	(46)	—	(70)	(76)
Losses and other costs relating to the LJS and A&W divestitures(h)	—	—	—	(86)
Other Special Items Income (Expense)	1	(14)	16	(8)
Total Special Items Income (Expense)	(60)	(28)	58	(187)
Tax Benefit (Expense) on Special Items	10	27	1	123
Special Items Income (Expense), net of tax	$(50)	$(1)	$59	$(64)
Average diluted shares outstanding	468	477	473	481
Special Items diluted EPS	$(0.11)	$—	$0.13	$(0.13)

Reconciliation of Operating Profit Before Special Items to Reported Operating Profit
Operating Profit Before Special Items	$565	$535	$2,236	$2,002
Special Items Income (Expense)	(60)	(28)	58	(187)
Reported Operating Profit	$505	$507	$2,294	$1,815

Reconciliation of EPS Before Special Items to Reported EPS
Diluted EPS Before Special Items	$0.83	$0.75	$3.25	$2.87
Special Items EPS	(0.11)	—	0.13	(0.13)
Reported EPS	$0.72	$0.75	$3.38	$2.74

Reconciliation of Effective Tax Rate Before Special Items to Reported Effective Tax Rate
Effective Tax Rate Before Special Items	26.4%	26.7%	25.8%	24.2%
Impact on Tax Rate as a result of Special Items	1.1%	(4.1)%	(0.8)%	(4.7)%
Reported Effective Tax Rate	27.5%	22.6%	25.0%	19.5%

YUM! Brands, Inc.
Segment Results
(amounts in millions)
(unaudited)

Quarter Ended 12/29/12	China	YRI	United States	India	Corporate and Unallocated	Consolidated
Total revenues	$2,136	$1,034	$947	$36	$—	$4,153

Company restaurant expenses	1,813	645	584	28	(4)	3,066
General and administrative expenses	121	139	145	8	147	560
Franchise and license expenses	3	16	30	—	—	49
Closures and impairment (income) expenses	5	17	6	—	—	28
Refranchising (gain) loss	—	—	—	—	(37)	(37)
Other (income) expense	(9)	(7)	2	—	(4)	(18)
	1,933	810	767	36	102	3,648
Operating Profit (loss)	$203	$224	$180	$—	$(102)	$505

Quarter Ended 12/31/11	China	YRI	United States	India	Corporate and Unallocated	Consolidated
Total revenues	$1,880	$1,025	$1,177	$29	$—	$4,111

Company restaurant expenses	1,560	668	802	20	(6)	3,044
General and administrative expenses	104	137	148	8	102	499
Franchise and license expenses	1	15	26	—	(1)	41
Closures and impairment (income) expenses	9	4	11	—	(2)	22
Refranchising (gain) loss	—	—	—	—	3	3
Other (income) expense	(4)	(5)	(1)	—	5	(5)
	1,670	819	986	28	101	3,604
Operating Profit (loss)	$210	$206	$191	$1	$(101)	$507

The above tables reconcile segment information, which is based on management responsibility, with our Consolidated Summary of Results.  Corporate and unallocated expenses comprise items that are not allocated to segments for performance reporting purposes.

The Corporate and Unallocated column in the above tables includes, among other amounts, all amounts that we have deemed Special Items. See Reconciliation of Non-GAAP Measurements to GAAP Results.

YUM! Brands, Inc.
Segment Results
(amounts in millions)
(unaudited)

Year Ended 12/31/12	China	YRI	United States	India	Corporate and Unallocated	Consolidated
Total revenues	$6,898	$3,281	$3,352	$102	$—	$13,633

Company restaurant expenses	5,564	2,091	2,134	79	(16)	9,852
General and administrative expenses	334	414	467	24	271	1,510
Franchise and license expenses	9	50	74	—	—	133
Closures and impairment (income) expenses	9	19	9	—	—	37
Refranchising (gain) loss	—	—	—	—	(78)	(78)
Other (income) expense	(33)	(8)	2	—	(76)	(115)
	5,883	2,566	2,686	103	101	11,339
Operating Profit (loss)	$1,015	$715	$666	$(1)	$(101)	$2,294

Year Ended 12/31/11	China	YRI	United States	India	Corporate and Unallocated	Consolidated
Total revenues	$5,566	$3,192	$3,786	$82	$—	$12,626

Company restaurant expenses	4,405	2,051	2,638	60	(14)	9,140
General and administrative expenses	275	400	450	22	225	1,372
Franchise and license expenses	4	51	92	—	(2)	145
Closures and impairment (income) expenses	12	22	21	—	80	135
Refranchising (gain) loss	—	—	—	—	72	72
Other (income) expense	(38)	(5)	(4)	—	(6)	(53)
	4,658	2,519	3,197	82	355	10,811
Operating Profit (loss)	$908	$673	$589	$—	$(355)	$1,815

The above tables reconcile segment information, which is based on management responsibility, with our Consolidated Summary of Results.  Corporate and unallocated expenses comprise items that are not allocated to segments for performance reporting purposes.

The Corporate and Unallocated column in the above tables includes, among other amounts, all amounts that we have deemed Special Items. See Reconciliation of Non-GAAP Measurements to GAAP Results.

Notes to the Consolidated Summary of Results, Consolidated Balance Sheets
and Consolidated Statements of Cash Flows
(amounts in millions, except per share amounts)
(unaudited)

(a)	Amounts presented as of and for the quarter and year ended December 29, 2012 are preliminary.

(b)
Other (income) expense for the China Division primarily consists of equity income from investments in unconsolidated affiliates. The year ended December 29, 2012 also includes costs related to the acquisition of Little Sheep Group Limited ("Little Sheep").

(c)
Beginning the first quarter of 2012, our India Division is being reported as a standalone reporting segment separate from YRI as a result of changes to our management reporting structure. While our consolidated results are not impacted, our historical segment information has been restated to be consistent with the current period presentation. This new segment also includes the franchise businesses in the neighboring countries of Bangladesh, Mauritius, Nepal and Sri Lanka.

(d)
As part of our plan to transform our U.S. business we took certain measures ("the U.S. business transformation measures") in 2012 and 2011 which includes the continuation of our U.S. refranchising, potentially reducing our Company ownership in the U.S. to less than 10%, including a reduction of Taco Bell Company ownership to 16%.  During the quarter and year ended December 28, 2012, we recorded gains of $69 million and $122 million, respectively, related to refranchising in the U.S., primarily at Taco Bell. We have traditionally not allocated refranchising (gains) losses for segment reporting purposes.  Additionally, U.S. refranchising (gains) losses have been reflected as Special Items for certain performance measures (see accompanying reconciliation to reported results).

(e)
During the quarter ended December 29, 2012, the Company allowed certain former employees with deferred vested balances in the YUM Retirement Plan an opportunity to voluntarily elect an early payout of their pension benefits. These payouts were funded from existing pension plan assets. The Company recorded a pre-tax settlement charge of $84 million as a result of these payouts in the quarter ended December 29, 2012. This charge was recorded in General and administrative expenses, was not allocated for segment reporting purposes and is reflected as a Special Item for certain performance measures (see accompanying reconciliation to reported results).

(f)
On February 1, 2012 we acquired an additional 66% interest in Little Sheep for $540 million, net of cash acquired of $44 million, increasing our ownership to 93%.  The acquisition was driven by our strategy to build leading brands across China in every significant category.  Prior to our acquisition of this additional interest, our 27% interest in Little Sheep was accounted for under the equity method of accounting.  As a result of the acquisition we obtained voting control of Little Sheep, and thus we began consolidating Little Sheep upon acquisition.  As required by GAAP, we remeasured our previously held 27% ownership in Little Sheep, which had a recorded value of $107 million at the date of acquisition, at fair value and recognized a non-cash gain of $74 million.  This gain, which resulted in no related income tax expense, was recorded in Other (income) expense on our Consolidated Statement of Income during the year ended December 29, 2012, was not allocated for segment reporting purposes and is reflected as a Special Item for certain performance measures (see accompanying reconciliation to reported results).

Consolidated Little Sheep results are included in the China Division from the beginning of the second quarter of 2012. Little Sheep impacted China Division revenues by 4% and 3% for the quarter and year ended December 29, 2012, respectively. Other than the $74 million gain discussed above, Little Sheep did not have a significant impact on China Division's Operating Profit or Net Income - YUM! Brands, Inc. for the quarter and year ended December 29, 2012. China Division and Worldwide system sales include sales from Little Sheep's company-owned restaurants but exclude sales from Little Sheep's franchise restaurants. Our Consolidated Balance Sheet at December 29, 2012 reflects the consolidation of this entity, including $376 million of goodwill, $421 million of other intangible assets and a $59 million redeemable noncontrolling interest. Also, in the year ended December 29, 2012, we released from escrow $300 million of cash that was deemed restricted prior to our acquisition of Little Sheep.

(g)
During the quarter ended December 29, 2012, we refranchised our remaining 331 Pizza Hut UK dine-in restaurants and recorded a loss of $46 million to Refranchising (gain) loss. During the quarter ended March 24, 2012, we recorded pre-tax losses of $24 million to Refranchising (gain) loss primarily to adjust the carrying amount of the asset group to its then estimated fair value. We had previously recorded $76 million of pre-tax losses to Refranchising (gain) loss in 2011 primarily to reduce the carrying amount of the asset group to its then estimated fair value upon our initial decision to sell the Pizza Hut dine-in business. These charges were not allocated for segment reporting purposes and were reflected as Special Items for certain performance measures (see accompanying reconciliation to reported results).

(h)
In 2011 we sold the Long John Silver's and A&W All American Food Restaurants brands to key franchise leaders and strategic investors in separate transactions. During 2011, we recognized $86 million of pre-tax losses and other costs primarily in Closures and impairment (income) expenses and $104 million of tax benefits as a result of these sales. These amounts were not allocated for segment reporting purposes and were reflected as Special Items for certain performance measures (see accompanying reconciliation to reported results).